Amendment #2
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE May 1, 2008
Between
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
(THE COMPANY)
And
ACE LIFE INSURANCE COMPANY
(dba ACE TEMPEST LIFE RE USA)
 (THE REINSURER)

The purpose of this amendment is to include VUL Protector.

THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of July 13, 2009.

1.	The PREAMBLE shall be replaced by the following:

Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey issue policies known as PruLife Custom Premier II (“VUL II”) and VUL Protector and reinsure this business with THE COMPANY.  Pramerica of Bermuda Life Assurance Company, Ltd. issues policies know as Private Placement Variable Universal Life (“PPVUL”).  Collectively, these three companies are known as “THE ISSUING COMPANIES.”  THE COMPANY reinsures certain VUL II, VUL Protector, and PPVUL policies with THE REINSURER as shown in Schedule A.

2.	Section 6, AUTOMATIC REINSURANCE TERMS, shall be replaced by the following:

AUTOMATIC REINSURANCE TERMS

For VUL II and VUL Protector, THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the requirements in subsections ‘a’ – ‘g’.  PPVUL policies will not qualify for automatic reinsurance, but may be reinsured on a Facultative Obligatory basis, as described in the ‘FACULTATIVE OBLIGATORY REINSURANCE’ section.

a.
CONVENTIONAL UNDERWRITING.  Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices at the time of application.  Upon request, THE COMPANY shall provide THE REINSURER with a copy of THE ISSUING COMPANY’s current underwriting and issue practices and guidelines.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices.  The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change.  If THE REINSURER determines that the change in underwriting practice would result in a change in reinsurance premium rates, it must communicate to THE COMPANY the proposed new rates as soon as possible within 120 days of the notice of the underwriting change.    For any such rate change in reinsurance rates, THE REINSURER must provide THE COMPANY with a 120-day advance notice.  The other party must communicate whether the underwriting change will result in a rate change within 30 days and communicate the proposed rates within the 120-day period.  If the underwriting change or rate change is unacceptable, to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.
RESIDENCE AND TRAVEL.  To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements.  “Foreign Travel” is defined as no more than three months outside the United States or Canada.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.
JUMBO LIMIT.  For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, of which THE COMPANY is aware, shall not exceed the Jumbo Limit as shown in Schedule A.  In determining the total amount in force and applied for, THE COMPANY will use commercially reasonable efforts.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.
FACULTATIVE QUOTES.  The risk is on a life that has not been submitted facultatively to THE REINSURER or any other reinsurer within the last two years, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

3.	SCHEDULE A, Section 1, POLICIES REINSURED, shall be replaced by the following:

POLICIES REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Custom Premier II (May 2008 revision) (“VUL II”) – (Form Number VUL-2008 and all state variations)
•	Private Placement Variable Universal Life (“PPVUL”) – (Form Number PPVUL-2008)
•	Private Placement Variable Universal Life (January 2009 revision) (“PPVUL”) – (Form Number PPVUL-2008)
•	VUL Protector – (Form Number VULNT-2009)

Excluded from reinsurance under this Agreement are the Accidental Death Benefits and Enhanced Disability Benefit included in the above-reinsured policies.  Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder.  Included under this Agreement is the Living Needs Benefit rider offered on VUL II and VUL Protector policies.  Living Needs Benefit is not available on PPVUL policies.

4.	SCHEDULE A, Section 2, PORTION REINSURED, shall be replaced by the following:

PORTION REINSURED:

VUL II

THE REINSURER will automatically reinsure under this Agreement an amount equal to 10% of the net amount at risk, up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below.

VUL Protector

For policies with face amounts greater than or equal to $100,000, THE REINSURER will automatically reinsure under this Agreement an amount equal to 10% of the net amount at risk, up to the First Layer of Coverage amounts shown in Schedule A, Section 5 below.  Policies with face amounts less than $100,000 will not be reinsured.

PPVUL

THE REINSURER will reinsure under this Agreement an amount up to 10% of the net amount at risk, up to THE REINSURER’s available capacity.

5.	SCHEDULE A, Section 5, AUTOMATIC ACCEPTANCE LIMIT, shall be replaced by the following:

AUTOMATIC ACCEPTANCE LIMIT:

For any policy to be reinsured under automatic reinsurance, the maximum face amount will not exceed $65 million.  Automatic Issue Limits may vary based on issue age and substandard rating.

First Layer Amounts

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables.  First Layer amounts do not vary by smoker status:

US/Canadian Residents

redacted

Non US/Canadian Residents

redacted

Automatic Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life will not exceed the amounts in the following tables:

YRT-VUL 2008/PPVUL-2008-ACE-PICA-2

VUL II and VUL Protector

US/Canadian Residents

redacted

Non US/Canadian Residents

redacted

6.	SCHEDULE B, Section 1, STANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

STANDARD ANNUAL REINSURANCE PREMIUMS

The standard annual reinsurance premiums per $1,000 of net amount at risk for all cessions of automatic, facultative obligatory, and facultative reinsurance will be the product of the factors below and the rates in the table attached to this Schedule B.

VUL Protector

redacted

YRT-VUL 2008/PPVUL-2008-ACE-PICA-2

VUL II Policies Issued On or After January 1, 2010

redacted

PPVUL Policies Issued On or After January 1, 2010

redacted

VUL II Policies Issued Before January 1, 2010

redacted

PPVUL Policies Issued Before January 1, 2010

redacted

Note that the above rating classes for VUL II/VUL Protector and PPVUL do not necessarily coincide.

7.	SCHEDULE B, Section 2, SUBSTANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

The substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker).  For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years.  After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class.

VUL II and VUL Protector

The factor is a product of the 100% substandard adjustment percentage and the substandard mortality multiple for the rating class.  Note that this is the total premium per $1000, including both the base and substandard extra premium rates.

The factors are as follows:

redacted

PPVUL

The factor is a product of the 100% substandard adjustment percentage and the substandard mortality multiple for the rating class.  Note that this is the total premium per $1000, including both the base and substandard extra premium rates.

The factors are as follows:

Redacted

8.	SCHEDULE B, Section 2, AGE BASIS, shall be replaced by the following:

AGE BASIS

•	VUL II – Age Last Birthday
•	VUL Protector – Age Last Birthday
•	PPVUL – Age Nearest Birthday

YRT-VUL 2008/PPVUL-2008-ACE-PICA-2

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Agreement in duplicate, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, on the dates indicated below, with an effective date of July 13, 2009.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	ACE LIFE INSURANCE COMPANY (DBA ACE TEMPEST LIFE RE USA)

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

YRT-VUL 2008/PPVUL-2008-ACE-PICA-2